AMCAP Fund, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$132,921
Class B	$1,312
Class C	$2,279
Class F-1	$14,462
Class F-2	$2,791
Total	$153,765
Class 529-A	$4,608
Class 529-B	$204
Class 529-C	$395
Class 529-E	$205
Class 529-F1	$230
Class R-1	$166
Class R-2	$1,184
Class R-3	$3,791
Class R-4	$4,322
Class R-5	$9,204
Class R-6	$2,979
Total	$27,288

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1640
Class B	$0.0280
Class C	$0.0319
Class F-1	$0.1563
Class F-2	$0.1799
Class 529-A	$0.1650
Class 529-B	$0.0427
Class 529-C	$0.0470
Class 529-E	$0.1252
Class 529-F1	$0.1958
Class R-1	$0.0679
Class R-2	$0.0489
Class R-3	$0.1106
Class R-4	$0.1736
Class R-5	$0.2127
Class R-6	$0.1640

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	812,457
Class B	45,224
Class C	70,823
Class F-1	91,757
Class F-2	17,041
Total	1,037,302
Class 529-A	28,322
Class 529-B	4,715
Class 529-C	8,416
Class 529-E	1,665
Class 529-F1	1,159
Class R-1	2,452
Class R-2	24,457
Class R-3	34,120
Class R-4	25,727
Class R-5	43,128
Class R-6	20,183
Total	194,344

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.06
Class B	$14.48
Class C	$14.37
Class F-1	$15.00
Class F-2	$15.09
Class 529-A	$15.01
Class 529-B	$14.49
Class 529-C	$14.50
Class 529-E	$14.85
Class 529-F1	$15.02
Class R-1	$14.61
Class R-2	$14.60
Class R-3	$14.88
Class R-4	$14.99
Class R-5	$15.12
Class R-5	$15.09